Filed Pursuant to Rule 424(b)(7)

Registration No. 333-217215

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated August 30, 2018)

20,430,310 Shares

Inspired Entertainment, Inc.

Common Stock

This prospectus supplement No. 1 supplements and amends the selling stockholder information contained in the prospectus, dated August 30, 2018, relating to the possible resale from time to time of up to 20,430,310 shares of our common stock. The selling stockholders, may use the prospectus, as amended by this prospectus supplement, to resell from time to time the shares of our common stock referenced therein.

This prospectus supplement deletes the name of one selling stockholder and designates an additional selling stockholder. The additional selling stockholder received its shares upon a transfer from the original selling stockholder effected on December 23, 2020.

You should read this prospectus supplement in conjunction with the prospectus, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.

The registration of the shares of our common stock covered by the prospectus as amended by this prospectus supplement does not necessarily mean that any of the selling stockholders will offer or sell any of their shares.

Our common stock is listed on The NASDAQ Stock Market LLC, or Nasdaq, under the symbol “INSE.” On March 17, 2021, the last reported sales price of our common stock on Nasdaq was $11.55 per share.

Investing in our common stock involves a high degree of risk. Before buying any of these shares you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 4 of the prospectus, as well as those described in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission and incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 18, 2021.

SELLING STOCKHOLDERS

The information set forth in the prospectus is modified as follows:

The following stockholder is removed from the list of selling stockholders:

Name	Number of Shares Beneficially Owned Prior to the Offering		Percentage of Shares Beneficially Owned Prior to the Offering		Number of Shares Offered Hereby		Number of Shares Beneficially Owned After the Offering	Percentage of Shares Beneficially Owned After the Offering
The following stockholder is removed from the list of selling stockholders:

Landgame S.à r.l	6,118,837	(1)	28.49	%(1)	6,118,837	(1)	-	-

The following stockholder is added to the list of selling stockholders:

The Landgame Trust (Between Evan Davis (as Trustee) & Landgame S.A.R.L (as Beneficiary))(4)	6,744,447	(2)	29.05	%(3)	5,618,837	(2)	1,125,610	4.85	%(3)

(1)	Based on information in the prospectus dated August 30, 2018.

(2)	Based on information as of the date of this prospectus supplement.

(3)	Based on 23,218,323 shares of the Company’s common stock issued and outstanding as of March 17, 2021.

(4)	All of the shares held by Landgame S.à r.l were transferred to The Landgame Trust pursuant to that certain Trust Agreement, dated December 23, 2020, by and between Landgame S.à r.l, a Luxembourg société à responsabilité limitée, and Evan Davis, as trustee. Landgame S.à r.l, Vitruvian I Luxembourg S.à r.l, VIP I Nominees Limited and Vitruvian Partners LLP may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares in the Landgame Trust.